Exhibit 5.1

[Chipotle Mexican Grill, Inc. Letterhead]

March 6, 2020

Chipotle Mexican Grill

610 Newport Center Drive

Newport Beach, CA 92660

Re:	Chipotle Mexican Grill, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

Chipotle Mexican Grill, Inc., a Delaware corporation (the “Chipotle”), is filing a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) with the Securities and Exchange Commission. The Registration Statement relates to the registration by Chipotle of 1,161,232 shares of Chipotle’s common stock, par value $0.01 per share, to be offered and sold by the selling shareholder identified in the Registration Statement (the “Shares”). As General Counsel and Chief Legal Officer of Chipotle, I am familiar with Chipotle’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws and with the general business affairs of Chipotle. I also have examined such other documents and instruments and have made such further investigation as I have deemed necessary or appropriate in connection with this opinion.

Based on the foregoing, and subject to the limitations and qualifications expressed herein, I am of the opinion that the Shares are duly authorized, validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof and is limited to the General Corporation Law of the State of Delaware, and I express no opinion with respect to the laws of any other jurisdiction or any other laws of the State of Delaware.

This opinion is subject to the qualifications that I express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Chipotle Mexican Grill

March 6, 2020

This opinion letter is rendered as of the date first written above and I disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. This opinion is expressly limited to the matters set forth above and I render no opinion as to any other matters relating to Chipotle, the selling shareholders or the Shares.

Yours truly,

/s/ Roger Theodoredis

General Counsel & Chief Legal Officer